Exhibit 99.B(3)(d)

Amendment #1

This Amendment #1 to the Distribution Agreement (“Agreement”), dated as of June 24, 1999, by and among Liberty Life Distributors LLC (“Distributor”), Liberty Life Assurance Company of Boston (“Liberty Life”) and LLAC Variable Account of Liberty Life (“Variable Account”) is made and entered into by and among Liberty Life Securities LLC (“LLS”), a Delaware Limited Liability Corporation with its main office at 100 Liberty Way, Dover, NH 03820, Liberty Life and Variable Account.

Recitals

WHEREAS, the Distributor and LLS, both wholly-owned subsidiaries of Liberty Life, have completed a merger with LLS as the successor entity; and

WHEREAS, LLS is a broker-dealer registered under Securities and Exchange Act of 1934 (“1934 Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”, formerly NASD);

NOW, THEREFORE, the parties hereto agree as follows:

     1.       The Agreement is amended by replacing all references to Distributor with LLS as authorized distributor and principal underwriter of Liberty Life variable life insurance contracts and separate accounts listed in Exhibit A and B of the Agreement.

     2.       The Agreement as amended by this Amendment shall be referred to as the “Agreement.”

All other terms and conditions shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment #1 to be signed by their respective officials hereunto duly authorized, and made effective as of the 1st day of January , 2008.

Liberty Life Assurance Company of Boston		Liberty Life Securities LLC

By:	/s/Douglas Wood	By:	/s/John T Treece

Name:	Douglas Wood	Name:	John T. Treece

Title:	CFO	Title:	President

LLAC Variable Account

By:	/s/Douglas Wood

Name:	Douglas Wood

Title:	CFO